Exhibit 99.1
FOR IMMEDIATE RELEASE
                                                                    May 26, 2004

                           EMPS CORPORATION FINALIZES
                  ACQUISITION OF GEOPHYSICAL RESEARCH COMPANIES


         SALT LAKE CITY, UTAH (PR Newswire) EMPS Corporation (OTC Bulletin
Board: "EPSC") announced today that it has consummated definitive agreements to acquire TatArka, LLP and Kazmorgeophysica CJSC, two Kazakh companies providing geophysical research services to oil and gas companies operating in Kazakhstan and the Caspian Sea.

         TatArka LLP is a Kazakh limited liability partnership providing on land seismic data acquisition services to oil and gas exploration companies operating in the Republic of Kazakhstan. EMPS Corporation acquired 100% of the outstanding partnership interests of TatArka from both related and non-related entities in exchange for 200,000 restricted shares of EMPS Corporation common stock.

         Kazmorgeophysica CJSC is a Kazakh corporation providing marine and transition zone seismic data acquisition and processing services to oil and gas exploration companies operating in the Caspian Sea. EMPS Corporation has acquired a 50% controlling interest in Kazmorgeophysica in exchange for 1,000,000 shares of EMPS Corporation common stock. The 50% portion of Kazmorgeophysica not acquired is held by a related party.

         Kazmorgeophysica CJSC and TatArka LLP had combined revenues in excess of $6.1 million for the year December 31, 2003. Because they were acquired partially from related parties, their acquisitions will likely be accounted for at their historical costs.

         EMPS Corporation's Chief Executive Officer, Mirgali Kunayev said, "We are pleased to conclude these acquisitions. The addition of land, transition zone and marine seismic data acquisition capabilities greatly enhances the services we can offer our clients and furthers our efforts to provide a full range of oilfield services to our clients."

         EMPS Corporation has a fleet of six vessels operating in the Caspian Sea commissioned to a consortium of major oil companies and its subcontractors engaged in oil and gas exploration and development activities in the north Caspian Sea. EMPS Corporation also provides other oilfield services such as lodging and fresh water in the port of Bautino. EMPS Corporation maintains corporate offices in Salt Lake City, Utah and Almaty and Aktau, Kazakhstan.

         For more information please contact Marat Cherdabayev at (801)
746-3700.

The foregoing may contain forward-looking statements. For this purpose any statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, such words as "may," "will," "believes," "anticipates," "estimate," "continue," or comparable terminology intends to identify forward-looking statements.